EXECUTION VERSION

FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT
AND CONVERTIBLE SECURED PROMISSORY NOTE

This First Amendment to Business Loan Agreement and Convertible Secured Promissory Note (this “Amendment”) is entered into and made effective December 23, 2009 (the “First Amendment Effective Date”) by and between EnergyConnect Group, Inc. (“ECGroup”), an Oregon corporation, and EnergyConnect, Inc. (“ECInc”), an Oregon corporation (each, a “Borrower” and collectively, the “Borrowers”), and Aequitas Commercial Finance, LLC, an Oregon limited liability company (“Lender”).  Capitalized terms used herein and not otherwise defined shall have the meaning given thereto in the Loan Agreement (as defined below).

RECITALS:

A.          WHEREAS, the Borrowers and Lender are party to (i) that certain Business Loan Agreement dated effective February 26, 2009 (as the same may be amended, modified, or supplemented from time to time, the “Loan Agreement”) pursuant to which Lender has agreed to make certain Loans to the Borrowers on the terms and conditions set forth therein; and (ii) that certain Convertible Secured Promissory Note dated February 26, 2009, by the Borrowers in favor of Lender in the original principal amount of $5,000,000 (as the same may be amended, modified, or supplemented from time to time, the “Note”); and

B.           WHEREAS, the Borrowers have requested that Lender, and Lender is willing to, amend the Loan Agreement and the Note to extend the Final Maturity, reduce the interest rate, and modify certain covenants, among other things.

C.           WHEREAS, the aggregate outstanding principal balance of Loans owing to Lender on the date hereof equals $2,050,000.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

1.            Amendments.  Subject to the terms and conditions of this Amendment, the Loan Agreement and the Note are hereby amended as follows:

a.
Interest.  Section 2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following, and Section 3 of the Note is amended to reflect the changes made to Section 2(a) of the Loan Agreement:

“(a) Interest.  Interest shall accrue on the unpaid balance of the Loan calculated on the basis of a 365-day year and actual days elapsed, as follows:

EXECUTION VERSION

(i)  During the 12-month period from the Effective Date to the first anniversary thereof, at the rate of (A) 30% per annum with respect to Loans made prior to December 23, 2009, as follows: (1) interest at the rate of 23% per annum shall accrue and be due and payable to Lender monthly in arrears (the “Current Interest”) and (2) interest at the rate of 7% per annum shall accrue and shall be added to the unpaid principal balance of the Loan on the first anniversary of the Effective Date (the “Deferred Interest”); and (B) 25% per annum with respect to Loans made on and after December 23, 2009, as follows:  (1) Current Interest shall accrue at the reduced rate of 22% per annum and be due and payable to Lender monthly in arrears and (2) Deferred Interest shall accrue at the reduced rate of 3% per annum and shall be added to the unpaid principal balance of the Loan on the first anniversary of the Effective Date.  Any Current Interest not paid when due also will be added to the Loan and increase the unpaid principal balance thereof.

(ii)  From and after the first anniversary of the Effective Date, all Loans (regardless when made) shall accrue interest at the rate of 25% per annum as follows: (A) Current Interest shall accrue at the rate of 22% per annum and be due and payable to Lender monthly in arrears and (B) Deferred Interest shall accrue at the rate of 3% per annum and shall be added to the unpaid principal balance of the Loan in arrears on the first day of each month.  Any Current Interest not paid when due also will be added to the Loan and increase the unpaid principal balance thereof.

(iii)  During the life of the Loan until the later of Final Maturity and repayment of the Loan in full, unless otherwise provided for in this Agreement, minimum interest of $50,000 per month shall be payable as follows: minimum Current Interest of $38,333 per month plus minimum Deferred Interest of $11,667 per month.”

b.
Funding Default.  Section 2(e) of the Loan Agreement is hereby amended by deleting clause (i) thereof in its entirety and replacing it with the following, and Section 3 of the Note is amended to reflect the changes made to Section 2(e) of the Loan Agreement:

(i)  During any Lender Default Period, the minimum interest provision of Section 2(a)(iii) shall not apply and instead interest shall accrue and be calculated, and Borrowers shall pay such interest, on the actual principal balance of the Loan outstanding at a per annum rate equal to the rate originally applicable to such Loan pursuant to Section 2(a) above less five hundred basis points (5.0%), which interest rate reduction shall first be subtracted from the interest rate that otherwise would be used to calculate Deferred Interest payable on the Loan, and then, to the extent that the Deferred Interest rate is reduced to zero prior to giving effect to the full five hundred basis point interest rate reduction, from the interest rate that otherwise would be used to calculate Current Interest payable on the Loan.

c.
Final Maturity.  Subject to the acceleration and prepayment provisions described in Section 10 of the Loan Agreement and Section 14 of the Note, the Final Maturity date defined in Section 2(c) of the Loan Agreement and Section 4(b) of the Note is hereby extended to February 24, 2012.

d.	Borrowing Base. Section 3(b)(ii) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)   Borrowing Base.  Subject to the maximum Facility Amount, the maximum amount of an Advance requested by the Borrowers, plus all outstanding Advances made to the date of such request, may not exceed an amount (the “Borrowing Base Total”) equal to 75% of the sum of the Confirmed Registrations balance shown on the most recent Borrowing Base Certificate plus 80% of the ILR Account Receivable balance shown on the most recent Borrowing Base Certificate.”

EXECUTION VERSION

e.	Company Budget Performance. Section 3(b)(iii) of the Loan Agreement is hereby replaced with the following:

“(iii)  Company Budget Performance.  Prior to receiving any Advance, the Borrowers must demonstrate that, on a consolidated basis, either Borrowers’ total revenue or gross margin are performing at (A) from the Effective Date to the first anniversary thereof, 80% or better, and (B) from and after the first anniversary of the Effective Date, 90% or better, of the then-current Company Budget, as shown on the most recent Monthly Compliance Certificate.”

f.	Financial Covenants and Ratios. Section 5(f) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(f)  Financial Covenants and Ratios.  Comply with the following covenants and ratios:

i.	Accumulated EBITDA. Maintain consolidated ECGroup EBITDA of not less than:

(A)  –$2,250,000 for the Quarter ending April 4, 2009,

(B)  –$3,500,000 for the two (2) Quarters ending July 4, 2009,

(C)  –$300,000 for the three (3) Quarters ending October 3, 2009,

(D)  –$1,200,000 for the (4) Quarters ending January 2, 2010

(E)  90% of the EBITDA set forth in the Company Budget for the Quarter ending April 3, 2010, or for any Quarter thereafter, and

(F)  $1 for each Fiscal Year, commencing with the Fiscal Year ending January 1, 2011.

ii.           Accumulated Net Income.  Maintain consolidated ECGroup net income of not less than:

(A)  90% of the net income set forth in the Company Budget for the Quarter ending April 3, 2010, or for any Quarter thereafter, and

(B)  $1 for each Fiscal Year, commencing with the Fiscal Year ending January 1, 2011.

iii.           Tangible Net Worth.  In no event shall the Tangible Net Worth fall below –$500,000.”

g.	Compliance Certificate. Section 5(q) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“Compliance Certificate.  Unless waived in writing by Lender, provide Lender at least monthly with a certificate executed by such Borrower’s chief financial officer, or other officer or person acceptable to Lender, in the form attached hereto as Exhibit B.”

EXECUTION VERSION

h.	Management Review. The following new Section 5(v) is hereby added to the Loan Agreement:

“(v)  Management Review.  Permit employees or agents of Lender at any reasonable time during normal business hours upon reasonable advance notice to meet with management of the Borrowers following each meeting of the board of directors of a Borrower or the submission of each compliance certificate to Lender pursuant to the terms of this Loan Agreement, in order to review then-current operations or financial results of the Borrowers.  Any expense incurred by Lender incident to the exercise by Lender of any right under this section shall be borne by Lender, except during periods during which an uncured Event of Default has occurred hereunder.  Any expense incurred by the Borrowers incident to the exercise by Lender of any right under this section shall be borne by the Borrowers.”

i.	Permitted Indebtedness. Clause (1) of Section 7(a) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(a)  Indebtedness and Liens.  (1)  Except for trade debt incurred in the normal course of business, the unsecured line of credit in the amount of $120,000 from Wells Fargo Bank N.A., purchase money secured debt incurred to purchase equipment for use in the Borrowers’ business (provided that (A) liens or security interests securing the same attach only to the equipment acquired by the incurrence of such debt and the proceeds thereof, and (B) the aggregate amount of such debt outstanding does not exceed $500,000 at any time), and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, or incur any other liabilities in excess of $1,000,000 in the aggregate.”

j.	Capital Expenditures. Section 7(d) of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

“(d)  Capital Expenditures.  Make or permit any subsidiary to make aggregate capital expenditures during any Fiscal Year from the Effective Date until Final Maturity that exceed $200,000.”

k.	Definitions.

i.
The defined term “Borrowing Base Certificate” in Section 13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “Borrowing Base Certificate.  A certificate substantially in the form of Exhibit C that sets forth information relating to the then-current ILR Account Receivable.”

ii.
The defined term “Budgeted Company Revenue” in Section 13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following, added to the Loan Agreement in the appropriate alphabetical order: “Company Budget.  The monthly financial budget of the Borrowers on a consolidated basis as initially approved by the boards of directors for any Fiscal Year, which shall be provided to Lender promptly after such approval by the Borrower’s board of directors (but in no event later than sixty (60) days after the beginning of the Fiscal Year to which it relates), and which shall detail total revenue, gross margin, Net Income, and EBITDA, as well as other customary revenue and expense categories.”

EXECUTION VERSION

iii.
The defined term “EBITDA” in Section 13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “EBITDA.  The consolidated Net Income of the Borrowers plus the aggregate amounts deducted in determining such Net Income in respect of interest expenses, taxes, depreciation and amortization; but not, however, giving effect to extraordinary losses or gains in calculating Net Income.”

iv.
The defined term “Quarters or Quarterly” in Section 13 of the Loan Agreement is hereby deleted in its entirety and replaced with the following: “Quarters or Quarterly.  The fiscal quarters of ECGroup’s Fiscal Year, which will end on the following dates during the term of this Agreement:  April 4, 2009; July 4, 2009; October 3, 2009; January 2, 2010; April 3, 2010; July 3, 2010; October 2, 2010; January 1, 2011; April 2, 2011; July 2, 2011; October 1, 2011; and December 31, 2011.”

v.	The following new defined terms are hereby added to Section 13 of the Loan Agreement in appropriate alphabetical order and the subsections of Section 13 shall be renumbered accordingly:

1.	Fiscal Year. The fiscal year of ECGroup, which comprises 52 or 53 weeks and ends on the Saturday closest to December 31.”

2.
“Net Income.  Net income of the Borrowers for any measurement period, calculated in accordance with GAAP but deducting therefrom the non-cash charge, if any, relating to the discount against the Note attributed to the beneficial conversion feature of the Note pursuant to EITF 98-5.”

l.	Exhibits. Exhibit B and Exhibit C to the Loan Agreement are hereby deleted in their entirety and replaced with Exhibit B and Exhibit C attached to this Amendment.

EXECUTION VERSION

m.	Conversion of Note to Common Stock. Section 6 of the Note is hereby amended as follows:

i.	Section 6.a. of the Note is hereby deleted in its entirety and replaced with the following:

“a.  Voluntary Conversion.  Lender may elect at any time, in its sole and absolute discretion, to convert (i) prior to the first anniversary of the Effective Date, up to (A) two-thirds (2/3) of the principal amount of, plus all accrued and unpaid Interest under, this Note with respect to Loans made prior to December 23, 2009, that remain outstanding on the date of such election, plus (B) one hundred percent (100%) of the principal amount of, plus all accrued and unpaid Interest under, this Note with respect to Loans made after December 23, 2009, that remain outstanding on the date of such election, and (ii) from and after the first anniversary of the Effective Date, up to one hundred percent (100%) of the principal amount of, plus all accrued and unpaid Interest under, this Note with respect to all Loans, whenever extended by Lender to Borrowers, that remain outstanding on the date of such election, in each case, into the number of whole shares of ECGroup’s Common Stock (as so converted, the “Conversion Securities”) equal to the amount of principal and interest to be converted divided by $0.0906 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such Common Stock after the date hereof) (the “Conversion Price”), which Conversion Price represents eighty percent (80%) of the volume-weighted average price of ECGroup’s Common Stock quoted on the Nasdaq over-the-counter Bulletin Board over the 10 business days preceding the Effective Date.

ii.	The following new Section 6.e. is hereby added to the Note:

“e.  Forced Conversion by ECGroup.  Notwithstanding anything in this Section 6 to the contrary, if, prior to the Final Maturity and if this Note has not yet been converted pursuant to Section 6.a., ECGroup proposes any sale or issuance to an unrelated third party (an “Acquiror”) of a number of shares of ECGroup’s Common Stock (or securities convertible, exchangeable or exercisable for shares of) constituting a majority of the total voting power of ECGroup in exchange for securities, cash or other consideration issued or caused to be issued by Acquiror or any of its affiliates (a “Change of Control”), ECGroup shall give written notice (a “Change of Control Notice”) to Lender at least 15 days prior to the closing of the Change of Control and may cause Lender to exercise its rights under Section 6.a. above and convert the full amount of the outstanding principal amount of the Note, plus all accrued and unpaid interest hereunder, provided that the following conditions of the Change of Control are met: (i) the Acquiror is a public company the equity securities of which are listed on the NYSE or Nasdaq; (ii) the average trading volume in such equity securities of the Acquiror over the 10-day period immediately preceding the date of the Change of Control Notice has been greater than the as-converted equity holding of Lender in ECGroup represented by the Note; and (iii) the fully diluted conversion price applicable to such forced conversion is at least $0.14 per share of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such Common Stock after the date hereof).  The other provisions of this Section 6 relating to conversion procedures and mechanics shall apply to a conversion under this Section 6.e.

2.           Conditions Precedent.  Lender’s obligations hereunder shall be subject to the fulfillment to Lender’s satisfaction of all of the following conditions:

a.	The Borrowers shall execute and deliver to Lender an executed counterpart to this Amendment;

EXECUTION VERSION

b.	The Borrowers shall have paid to Lender all fees and costs incurred by Lender in connection with preparing and negotiating this Amendment, including reasonable attorneys’ fees;

c.	The Borrowers shall have paid to Lender in immediately available funds a non-refundable amendment fee in the amount of Twenty Five Thousand Dollars ($25,000);

d.	Approval of this Amendment by Borrowers’ boards of directors and shareholders, as necessary; and

e.	Approval of this Amendment by Lender’s Investment Committee.

3.           Representations and Warranties.  The Borrowers represent and warrant to Lender that all representations and warranties set forth in the Loan Agreement are true and correct in all material respects as of the First Amendment Effective Date, except to the extent that such representations and warranties relate expressly to an earlier date.

4.           Recitals.  The recitals contained in this Amendment as incorporated herein by this reference as though fully set forth herein.

5.           Effect of Amendment.  This Amendment, the Loan Agreement, the Note, the Related Documents, and any prior written amendments signed by Lender and the Borrowers, and the other written documents and agreements between Lender and the Borrowers set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof.  Except to the extent expressly set forth in this Amendment, all of the terms and provisions of the Loan Agreement (as amended hereby), the Note, Related Documents and all other documents and agreements between Lender and the Borrowers shall continue in full force and effect and the same are hereby ratified and confirmed.

6.           Severability.  If any of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity of the remaining provisions contained in this Agreement, the Loan Agreement, the Note, or the Related Documents shall not be affected.

7.           Counterparts.  This Amendment may be executed in counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and same instrument.

[Remainder of page intentionally left blank.]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

BORROWERS:

ENERGYCONNECT GROUP, INC.,
an Oregon corporation

By:	/s/ Andrew Warner
Name:	Andrew Warner
Title:	CFO

ENERGYCONNECT, INC.
an Oregon corporation

By:	/s/ Andrew Warner
Name:	Andrew Warner
Title:	CFO

LENDER:

AEQUITAS COMMERCIAL FINANCE, LLC,
an Oregon limited liability company

By:	/s/ Andrew N. MacRitchie
Name:	Andrew N. MacRitchie
Title:	Executive VP

EXECUTION VERSION

EXHIBIT B

MONTHLY COMPLIANCE CERTIFICATE

Borrower:	EnergyConnect Group, Inc.
EnergyConnect, Inc.

CERTIFICATION

I,      Name     , am the      Title      of     Borrower   ,  and am authorized to make the following statements and Certification pursuant to the Business Loan Agreement dated effective February 26, 2009 (as the same may be amended, modified, or supplemented from time to time, the "Loan Agreement") between Aequitas Commercial Finance, LLC ("Lender"), and EnergyConnect, Inc. (“ECInc”) and EnergyConnect Group, Inc. (“ECGroup”) (each a "Borrower" and collectively, the “Borrowers”).  Capitalized terms used in this Certification, unless otherwise defined, shall have the meaning given them in the Loan Agreement.

As of the date of this Certification, __Borrower     hereby certifies on behalf of both of the Borrowers that the following information is true and correct with respect to the fiscal period most recently ended:

1.	No default or Event of Default exists under the Loan Agreement or the Related Documents and no event has occurred which, with the passage of time or otherwise, would constitute an Event of Default.

2.
The representations and warranties contained in the Loan Agreement are true and correct in all material respects as of the date of this Certification, with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties relate expressly to an earlier date.

3.	The Borrowers are in compliance with the financial covenants required by the Loan Agreement, calculated on a consolidated basis as follows:

a)           Accumulated Quarterly EBITDA
(i)
Required:  –$1,200,000 for the (4) Quarters ending January 2, 2010, OR 90% of the EBITDA set forth in the Company Budget for the Quarter ending April 3, 2010, or for any Quarter thereafter, AND $1 for each Fiscal Year, commencing with the Fiscal Year ending January 1, 2011

(ii)          As at the end of the most recent referenced period: $_____________

b)           Accumulated Net Income (applicable only after delivery of 2010 Company Budget)
(i)           Required: 90% of the net income in the most recent Company Budget
(ii)          As at the end of the most recent referenced period:
Budgeted net income:  $_____________
Actual net income:  $_____________

c)           Minimum Tangible Net Worth
(i)           Required:  Note less than -$500,000
(ii)          As at the end of the most recent referenced period:  $_____________

d)           Company Budget Performance

(i)           Required: demonstrate that either Borrowers’ total revenue or gross margin are performing at 80% or better (90% or better effective on the first anniversary of the Effective Date) of the then-current Company Budget (this will not be measured in the first two months of the year until after the Fiscal Year Company Budget  is provided to Lender after approval by the Borrower’s board of directors (as provided in the Agreement), at that time Borrower will reissue its Monthly Compliance Certificate for any months where no Company Budget measure was previously available) .

(ii)           Actual consolidated total revenue of the Borrowers for Current Month:  $______________.

iii)           Consolidated total revenue of the Borrowers for Current Month per Company Budget:  $_________________.

iv)           The Borrowers’ total revenue performance percentage (a/b x 100):  ____% (must equal or exceed 80% or better (90% or better effective on the first anniversary of the Effective Date))

EXECUTION VERSION

v)           Actual consolidated gross margin of the Borrowers for Current Month:  ______%.

vi)           Consolidated gross margin of the Borrowers for Current Month per Company Budget:  ______%.

vii)          The Borrowers’ gross margin performance percentage (d/e x 100):  ____% (must equal or exceed 80% or better (90% or better effective on the first anniversary of the Effective Date))

4.	ILR Account Receivable.

a)           Borrower Loan balance at the end of the Period: $______________.

e)           Balance of ILR Account Receivable on the last day of the Period:  $________________.

f)            Balance of Confirmed Registrations on the last day of the Period:  $________________.

g)	Borrowing Base Total on the last day of the Current Month ( f x .75 + e x .80): $_________________________.

☐           PJM report of ECInc’s confirmed ILR program portfolio as of the last day of the Period is attached.

5.
Attached are the Borrowers’ consolidated and consolidating balance sheet, income statement, and statement of cash flow for the monthly period ended ________________ (the “Period”).  Such financial statements are prepared in accordance with GAAP (subject to year-end adjustments and footnote information required by GAAP).

6.	Attached is a forecast of the Borrowers’ balance sheet, income statement and cash flow for the next 12 months on a 12 month rolling basis.

7.	Attached is a summary of ECInc’s current sales backlog and sales opportunities pipeline relating to the ILR Account Receivable.

8.	Attached is the Borrowers’ accounts receivable and accounts payable, including detail of any reductions in the ILR Account Receivable experienced during the Period.

9.
As of the date of this certification on ____ days PJM mandatory energy curtailment events have occurred relating to PJM regions served by ECInc during the period between June 1 and September 30 of the current or, prior to June 1 in the current Fiscal Year, previous year.

10.	The ILR Notification System has been operating properly and has experienced no material detrimental changes since February 26, 2009 except those as reported below.
_____________________________________________________________________________________

11.	The Borrowers are otherwise in compliance with all terms and conditions set forth in the Loan Agreement and the Related Documents.

In my capacity indicated above, I confirm that the information contained in such financial statements fairly presents in all material respects the financial position of each Borrower on the date thereof (subject to year-end adjustments and footnote information required by GAAP).

 Dated: _______________________.

________________________________________________
[signature]
Name:
Title:

EXECUTION VERSION

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower:	EnergyConnect Group, Inc.
EnergyConnect, Inc.

CERTIFICATION

I,      Name     , am the      Title      of      Borrower   ,  and am authorized to make the following statements and Certification pursuant to the Business Loan Agreement dated effective February 26, 2009 (as the same may be amended, modified, or supplemented from time to time, the "Loan Agreement") between Aequitas Commercial Finance, LLC ("Lender"), and EnergyConnect, Inc. (“ECInc”) and EnergyConnect Group, Inc. (“ECGroup”) (each a "Borrower" and collectively, the “Borrowers”).  Capitalized terms used in this Certification, unless otherwise defined, shall have the meaning given them in the Loan Agreement.

As of the date of this Certification,     Borrower     hereby certifies on behalf of both of the Borrowers on a consolidated basis that the following information is true and correct with respect to the month ending __________________ (“Current Month”):

1.  ILR Account Receivable.

a)       Portion of ILR Account Receivable attributable to the month preceding Current Month:  $______________.

b)       Amount actually received in Current Month relating to month preceding Current Month: $________________.

c)       Percentage reduction in ILR payment with respect to month preceding Current Month (1 – b/a x 100):  ___%

d)       Portion of ILR Account Receivable attributable to Current Month:  $________________.

e)       Balance of ILR Account Receivable on the last day of the Current Month:  $________________.

f)        Balance of Confirmed Registrations on the last day of the Current Month:  $________________.

g)       Borrowing Base Total on the last day of the Current Month ( f x .75 + e x .80): $_________________________.

☐       PJM report of ECInc’s confirmed ILR program portfolio as of Current Month is attached.

Dated: _______________________.
________________________________________________
[signature]
Name:
Title: